UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SWITCH, INC.

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on June 27, 2022 (the “Definitive Proxy Statement”), by Switch, Inc., a Nevada corporation (the “Company” or “Switch”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, the Company, Switch, Ltd., a Nevada limited liability company (“Company Ltd.”), Sunshine Merger Sub, Ltd., a Nevada limited liability company and a direct wholly-owned subsidiary of Switch (“Company Merger Sub”), Sunshine Parent Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Parent (as defined below), and Sunshine Bidco Inc., a Delaware corporation (“Parent”), entered into an Agreement and Plan of Merger dated as of May 11, 2022 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Parent Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger. The Merger Agreement further provides, subject to the terms and conditions set forth therein, that promptly following the Merger, on the closing date, Company Merger Sub will merge with and into Company Ltd. (the “LLC Merger”, together with the Merger, the “Mergers”), with Company Ltd. continuing as the surviving entity in the LLC Merger. On June 27, 2022, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on August 4, 2022 (the “Special Meeting”).

As of the filing of this Supplement, seven lawsuits have been filed by purported stockholders of the Company relating to the Mergers: Palkon v. Rob Roy et al., Case No. A-22-853216-B (Nev. Eight Jud. Dist. Ct., May 26, 2022) (the “Palkon Action”), O’Dell v. Switch, Inc., et al., Civil Action No. 1:22-cv-05246 (S.D.N.Y. June 22, 2022) (the “O’Dell Action”), Bushansky v. Switch, Inc. et al., Civil Action No. 1:22-cv-05347 (S.D.N.Y June 24, 2022) (the “Bushansky Action”), Brown v. Switch, Inc. et al., Civil Action No. 1:22-cv-05360 (S.D.N.Y June 24, 2022) (the “Brown Action”), Redfield v. Switch, Inc., et al., Civil Action No. 1:22-cv-05518 (S.D.N.Y. June 28, 2022) (the “Redfield Action”), Waterman v. Switch, Inc. et al., Civil Action No. 1:22-cv-05523 (S.D.N.Y. June 29, 2022) (the “Waterman Action”), and Wilhelm v. Switch, Inc. et al., Civil Action No. 1:22-cv-05785 (S.D.N.Y. July 7, 2022) (the “Wilhelm Action”, and collectively with the Palkon Action, the O’Dell Action, the Bushansky Action, the Brown Action, the Redfield Action and the Waterman Action, the “Actions”). The Palkon Action names as defendants the Company’s board of directors, DigitalBridge, IFM Investors Pty Ltd, and certain affiliates of the Company and alleges, among other things, that the Company’s board of directors breached their fiduciary duties in approving the Mergers, and that DigitalBridge, IFM Investors Pty Ltd, and the certain affiliates of the Company named as defendants aided and abetted such breaches. The O’Dell Action, the Bushansky Action, and the Brown Action name as defendants the Company and its board of directors, and allege, among other things, that the Preliminary Proxy Statement on Schedule 14A of the Company filed on June 16, 2022 (the “Preliminary Proxy Statement”) omits material information with respect to the Mergers, rendering the Preliminary Proxy Statement false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. The Redfield Action, the Waterman Action, and the Wilhelm Action allege similar disclosure deficiencies with respect to the Definitive Proxy Statement. The Actions seek, among other relief, an order enjoining the Mergers or rescission if the Mergers are consummated. In addition, as of the date of this Supplement, eight purported stockholders sent letters to the Company alleging similar deficiencies in the Definitive Proxy Statement, or, in some cases, the Preliminary Proxy Statement, as those noted in the above-referenced Actions (collectively, the “Demand Letters”). The Company believes that the claims in the Actions and Demand Letters are without merit and intends to vigorously defend against them.

The Company vigorously denies that the Preliminary Proxy Statement or the Definitive Proxy Statement is deficient in any respect. The Company believes that the claims asserted in the Actions and Demand Letters are without merit and no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the unmeritorious disclosure claims and minimize the risk, costs, burden, nuisance and uncertainties inherent in litigation, Switch hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement.

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Supplemental Disclosures to the Definitive Proxy Statement

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded, italicized and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On page 39 of the Definitive Proxy Statement, the fourth full paragraph on the page in the section entitled “Background of the Mergers” is amended as follows:

During meetings of the board held on December 9, 2021, attended by management, and on December 16, 2021, attended by management and representatives from Latham & Watkins LLP (“Latham”), outside legal counsel, Goldman Sachs and Morgan Stanley, the board considered and discussed initiating a process to evaluate strategic alternatives. Representatives of Goldman Sachs and Morgan Stanley reviewed with ~~presented to~~ the board ~~regarding~~ certain strategic alternatives that could be available to Switch and potential counterparties that could be interested in a Strategic Transaction. Mr. Roy, CEO and founder of Switch, noted that he had no current plans, nor had he taken any actions, to participate with any bidder in a Strategic Transaction, but wanted to preserve flexibility if the board determined to engage in a Strategic Transaction and a potential financial buyer wanted Mr. Roy to have a continuing management role in the surviving entity and/or rollover all or a portion of his Switch equity. Taking this and other considerations into account, the board formed a special committee of the board (the “special committee”) for the purpose of considering, evaluating, negotiating and making recommendations to the board for or against any Strategic Transaction. The special committee would comprise of directors who were determined to be (i) independent, (ii) not current employees of Switch, and (iii) otherwise disinterested in a potential Strategic Transaction. The initial members of the special committee were Don Snyder, Jason Genrich, Kim Sheehy and Bryan Wolf. Mr. Snyder served as the initial chair of the special committee. See “Questions and Answers about the Special Meeting and the Mergers — What is the special committee?” for additional information about the special committee.

On page 40 of the Definitive Proxy Statement, the first full paragraph on the page in the section entitled “Background of the Mergers” is amended as follows:

Following the December 16, 2021 board meeting, the special committee instructed the board of directors to authorize negotiation of terms of engagement with each of Goldman Sachs and Morgan Stanley as financial advisors to the special committee in connection with exploring strategic alternatives and authorized Goldman Sachs and Morgan Stanley to reach out to an agreed list of potential bidders on a confidential basis. Goldman Sachs and Morgan Stanley were selected, in part, because of (i) their familiarity with Switch, (ii) their reputation as internationally recognized investment banking firms and (iii) their substantial experience in transactions similar to the Mergers. The special committee also determined that based on fee allocations, only Goldman Sachs would be asked to provide a fairness opinion in connection with a Strategic Transaction; however, Morgan Stanley would continue to advise the special committee and assist in outreach to potential bidders in order to maximize stockholder value. Switch Class A common stock closed on December 16, 2021 at $26.94 per share. Throughout December of 2021 and January of 2022, Goldman Sachs and Morgan Stanley contacted 16 potential bidders, including each of DigitalBridge, IFM, Bidder A and Bidder B, on or about January 11, 2022, to inquire about their interest in entering into a Strategic Transaction with Switch.

On page 45 of the Definitive Proxy Statement, the sixth full paragraph on the page in the section entitled “Background of the Mergers” is amended as follows:

On May 9, 2022, the special committee held two meetings and the full board met once to discuss various transaction-related matters. Each of these meetings were also attended by representatives from Goldman Sachs, Morgan Stanley, Latham and management. During the morning meetings, representatives of Goldman Sachs and Morgan Stanley informed the special committee (i) that Bidder A had agreed to increase its offer price to $32.50 per share from $30.00 and conditioned this price on signing the transaction by end of day and (ii) that DigitalBridge/IFM had agreed to make certain improvements to the terms of its financing package and the draft merger agreement to improve closing certainty, including by limiting certain conditions to funding and limiting the possibility of a material breach claim by DigitalBridge/IFM in connection with Switch’s obligations to provide financing cooperation between signing and closing. Following these meetings and significant discussion on the topics among the special committee, the board, management, Latham, Goldman Sachs and Morgan Stanley, the special committee concluded it was in the best interest of maximizing stockholder value to authorize Goldman Sachs and Morgan Stanley to inform each bidder that (i) Switch intended to consummate a transaction with one of the bidders prior to market open on May 11, 2022, (ii) that each bidder should provide a “best and final” offer by the following morning, which should include an increase in offer price and (iii) that DigitalBridge/IFM should continue to make improvements to its financing package to provide for greater closing certainty. Morgan Stanley also provided the special committee with a standard relationship disclosure letter which detailed that in the prior two years Morgan Stanley had not received any fees from IFM or its affiliates in connection with any financial advisory or financing services and had received approximately $6 million in fees from DigitalBridge and its affiliates in connection with past engagements for financial advisory and financing services.

On page 53 of the Definitive Proxy Statement, the last full paragraph on the page in the section entitled “Certain Unaudited Financial Projections” is amended as follows:

The Switch Projections were based on numerous variables and assumptions, including the variables discussed above, as well as the following material assumptions: (i) Switch conversion to a REIT in 2023, (ii) 55% adjusted funds from operations (“AFFO”) dividend payout policy from 2023 onwards, (iii) $0 in taxes as part of the REIT conversion, (iii) maximum debt / EBITDA ratio of 6.0x, (iv) equity offerings of $200 million in Q3 2023 and $220 million in Q3 2024 to fund existing growth and capital expenditures and (v) termination of any TRA liability for a total payment in 2022 of $75 million. The assumptions and variables chosen for the Switch Projections were based on the Company’s previously announced determination to convert to a REIT in 2023 and management’s best estimate of the Company’s future operations as a standalone business. The Switch Projections were also provided without the assumption of Switch converting to a REIT and with other REIT conversion sensitivity analyses around accelerated depreciation and tax structure. The Switch Projections do not give effect to the Mergers. The Switch Projections were provided to DigitalBridge, IFM, Bidder A, Bidder B and each of their respective advisors and representatives and a summary is presented in the following table, with all figures rounded to the nearest million. Switch management directed Goldman Sachs to use and rely upon the Switch Projections for purposes of its opinion and related financial analyses and the Switch Projections were approved for Goldman Sachs’s use by the board. For more information, see “ - Reasons for the Mergers” and “ - Opinion of the Special Committee’s Financial Advisor.”

On page 57 of the Definitive Proxy Statement, the first full paragraph on the page in the section entitled “Selected Companies Analysis” is amended as follows:

Goldman Sachs calculated for each of the Selected Companies:

•

enterprise value as of May 10, 2022 (or, in the case of CyrusOne, March 29, 2022, which was the last day of public trading of CyrusOne common stock) as a multiple of the Institutional Brokers Estimate System (“IBES”) estimates of earnings before interest, taxes, depreciation and amortization (“EBITDA”) (the “EV/ EBITDA Multiple”) for 2022 and 2023; and

•

the closing share price on May 10, 2022 (or, in the case of CyrusOne, March 29, 2022, which was the last day of public trading of CyrusOne common stock) as a multiple of the IBES estimates of adjusted funds from operations (“AFFO”) (the “P/ AFFO Multiple”) for 2022 and 2023.

Goldman Sachs determined to use the IBES estimates of EBITDA based on Goldman Sachs’ professional judgment and experience.

On page 57 of the Definitive Proxy Statement, the third full paragraph on the page in the section entitled “Selected Companies Analysis” is amended as follows:

The following table presents the result of these calculations:

	Switch (Switch Projections, May 10, 2022 closing price)	Switch (Switch Projections, March 18, 2022 closing price)	Switch (IBES, May 10, 2022 closing price)	Switch (IBES, March 18, 2022 closing price)	Selected Companies
EV/EBITDA Multiple (2022 estimates)	27.6x	26.2x	27.3x	25.8x	CyrusOne: 23.5x Equinix Inc.: 21.0x Digital Realty: 20.0x ~~Range: 20.0x  – 23.5x~~  Median: 21.0x

EV/ EBITDA Multiple (2023 estimates)	24.9x	23.6x	24.3x	23.1x	CyrusOne: 21.6x Equinix Inc.: 18.9x Digital Realty: 18.3x ~~Range: 18.3x  – 21.6x~~  Median: 18.9x

P/ AFFO Multiple (2022 estimates)	27.0x	25.2	28.0	26.2x	CyrusOne: 21.5x Equinix Inc.: 21.6x Digital Realty: 18.5x ~~Range: 18.5x  – 21.6x~~  Median: ~~21.0~~ 21.5x

P/ AFFO Multiple (2023 estimates)	25.2x	23.6x	25.2	24.2x	CyrusOne: 20.4 Equinix Inc.: 19.8x Digital Realty: 17.2x ~~Range: 17.2x  – 20.4x~~  Median: 19.8x

On page 57 of the Definitive Proxy Statement, the last full paragraph on the page in the section entitled “Illustrative Present Value of Future Share Price Analysis” is amended as follows:

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of the Switch’s Class A common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Switch Projections for each of the fiscal years 2022 to 2024. Goldman Sachs first calculated (a) implied enterprise values for Switch, as of December 31 for each of fiscal years 2022 to 2024, by applying EV / next twelve month “NTM” EBITDA multiples ranging from 22.0x to 26.0x to EBITDA estimates for each of fiscal years 2023 to 2025 and (b) implied future share prices for Switch’s Class A common stock as of December 31 for each of fiscal years 2022 to 2024, by applying P/NTM AFFO multiples ranging from 21.0x to 25.0x to AFFO estimates for each of fiscal years 2023 to 2025. These illustrative EV/NTM EBITDA and P/AFFO multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical enterprise value to EBITDA and AFFO multiples for Switch and the Selected Companies. Goldman Sachs then, in the case of the analysis using EV/NTM EBITDA multiples, subtracted the amount of Switch’s forecasted net debt as of December 31, 2022 to 2024, using the Switch Projections, from the implied enterprise values to derive a range of illustrative implied equity values for Switch as of December 31 for each of the years 2022 to 2024. Goldman Sachs then, in the case of the analysis using EV/NTM EBITDA multiples, divided these implied equity values by the number of projected year-end fully diluted shares of the Switch’s common stock for each of the years 2022 to 2024, each as provided by management of Switch and approved for Goldman Sachs’ use by the special committee, to derive an illustrative range of implied future share prices for Switch’s Class A common stock. Goldman Sachs then, in the case of both the analysis using EV/NTM EBITDA multiples and the analysis using P/NTM AFFO multiples, discounted these implied future share prices back to March 31, 2022 using an illustrative discount rate of 8.2% to derive implied present values of future share prices as of March 31, 2022, reflecting an estimate of Switch’s cost of equity. Based on Goldman Sachs’ professional judgment and experience, Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Switch, as well as certain financial metrics for the United States financial markets generally. This analysis using the EV/NTM EBITDA multiples resulted in a range of implied present values of $23.99 to $35.32 per share of Switch’s Class A common stock. This analysis using the P/NTM AFFO multiples resulted in a range of implied present values of $24.29 to $34.25 per share of Switch’s Class A common stock.

On page 58 of the Definitive Proxy Statement, the first full paragraph on the page in the section entitled “Illustrative Discounted Cash Flow: Analysis” is amended as follows:

Using the Switch Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Switch. Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of Switch’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2022 (i) estimates of unlevered free cash flow for Switch for the years 2022 through 2031 as reflected in the Switch Projections, which are set forth in detail in note 3 accompanying the table included on page 54 in the section entitled “Certain Unaudited Financial Projections” and (ii) a range of illustrative terminal values for Switch, which were calculated by applying perpetuity growth rates ranging from 2.0% to 2.5%, to a terminal year estimate of the free cash flow to be generated by Switch, as reflected in the Switch Projections. Based on Goldman Sachs’ professional judgment and experience, Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Switch Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Switch by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Switch the net debt of Switch as of March 31, 2022, as provided by management of Switch, to derive a range of illustrative equity values for Switch. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Switch, as provided by management Switch to derive a range of illustrative present values per share of Switch’s Class A common stock ranging from $24.44 to $37.78.

On page 58 of the Definitive Proxy Statement, the second full paragraph on the page in the section entitled “Selected Transactions” is amended as follows:

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions (“Selected Transactions”) in the data center industry since 2015.

Tier 1 Selected Transactions

Date of Announcement	Acquirer	Target	Target EV/LTM EBITDA Multiple	Premium Paid
November 15, 2021	KKR; Global Infrastructure Partners	CyrusOne	26.0x	25%

November 15, 2021	American Tower Corporation	CoreSite	29.6x	8%

June 7, 2021	Blackstone	QTS	27.6x	21%

October 29, 2019	Digital Realty	Interxion	24.3x	20%

June 9, 2017	Digital Realty	DFT	22.8x	16%

Other Selected Transactions:

Date of Announcement	Acquirer	Target	Target EV/LTM EBITDA Multiple	Premium Paid
August 19, 2020	EQT	EdgeConnex	24.0x	—

January 10, 2020	Macquarie	AirTrunk	33.3x	—

September 24, 2018	Digital Realty; Brookfield	Ascenty	15.3x	—

December 7, 2016	Equinix	Verizon	13.1x	—

November 4, 2016	BC Partners; Medina Capital	Century Link	12.0x	—

May 29, 2015	Equinix	TelecityGroup	15.8x	35%

On page 59 of the Definitive Proxy Statement, the third full paragraph on the page in the section entitled “Selected Transactions Analysis” is amended as follows:

Based on the results of the foregoing calculations of EV/LTM EBITDA multiples and Goldman Sachs’ professional judgment and experience, Goldman Sachs’ applied a reference range of EV/LTM EBITDA multiples of 26.0x, representing the median for the Tier 1 Selected Transactions, to 29.6x, representing the multiple for the American Tower/CoreSite transaction, to Switch’s LTM EBITDA as of the end of the first quarter of 2022, as provided by management of Switch, to derive a range of implied enterprise values for Switch. Goldman Sachs then subtracted $1,833,000,000 from this range of implied enterprise values, the net debt of Switch as of March 31, 2022, as provided by management of Switch, and divided the result by 252,729,577, the total number of fully diluted shares outstanding as of ~~March 31~~ May 10, 2022, as provided by management of Switch, to derive a range of implied values per share of Switch’s Class A common stock of $26.54 to $31.09.

On page 59 of the Definitive Proxy Statement, the last full paragraph on the page in the section entitled “Premia Analysis” is amended as follows:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from 2012 through May 10, 2022 involving targets that were publicly traded companies in the technology, media and telecom industry in the United States and publicly traded REITs in the United States in which the disclosed enterprise values for the transactions were greater than $1.0 billion, which information is set forth above in the section entitled “Selected Transactions.” For each full calendar year (and for the period ending May 10, 2022 in the case of 2022) during this period and for the entire period overall, using publicly available information, Goldman Sachs calculated the average, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the applicable targets’ last undisturbed 52-week high closing stock prices prior to announcement of the transactions. This analysis indicated an average premium of 6% for the entire period overall and a range of average premia per annum for each of the years (and for the period ending May 10, 2022 in the case of 2022) of negative 2% to 18%. This analysis also indicated a 25th percentile premium of negative 3% and 75th percentile premium of 16% for the entire period overall and a range of 25th percentile and 75th percentile premia per annum for each of the years (and for the period ending May 10, 2022 in the case of 2022) of negative 9% to 5% for the 25th percentile premia per annum and of 7% to 32% for the 75th percentile premia per annum. Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of (3)% to 16%, representing the 25th percentile premium and the 75th percentile premium for the entire period in the foregoing analysis, to the undisturbed 52-week high closing price per share of Switch’s Class A common stock of $28.78 as of March 18, 2022 and calculated a range of implied equity values per share of Switch’s Class A common stock of $27.92 to $33.38.

Cautionary Statement Regarding Forward-Looking Statements

This supplemental disclosure contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the consummation of the transaction described above and future development. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this communication are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investor Relations section of our website at investors.switch.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Switch or the expected benefits of the proposed merger or that the approval of Switch’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the ability of the buyer to obtain debt financing in connection with the proposed merger; (iv) the possibility that competing offers or acquisition proposals for Switch will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Switch to pay a termination fee or other expenses; and (vii) the effect of the announcement or pendency of the merger on Switch’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally.

Additional Information

This report may be deemed solicitation material in respect of the proposed acquisition of Switch. The Special Meeting is currently scheduled to be held on August 4, 2022. In connection with the Mergers, Switch filed the Definitive Proxy Statement with the SEC on June 27, 2022 and commenced mailing the Definitive Proxy Statement to the stockholders of Switch on or about June 27, 2022. Switch may file with the Securities and Exchange Commission (the “SEC”) other relevant documents in connection with the proposed merger. Investors of Switch are urged to read the Definitive Proxy Statement and other relevant materials carefully and in their entirety because they contain important information about Switch and the proposed merger. Investors may obtain a free copy of these materials and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, or at the Investor Relations section of the Company’s website at https://investors.switch.com.

Participants in the Solicitation

Switch and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Switch’s shareholders in connection with the proposed merger is set forth in the Definitive Proxy Statement. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger is set forth in the Definitive Proxy Statement.